[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]
--------------------------------------------------------------------------------


XL FINANCIAL ASSURANCE LTD.
(Incorporated in Bermuda)

Financial Statements
FOR THE YEARS ENDED
DECEMBER 31, 2001 AND 2000 AND THE PERIOD ENDED DECEMBER 31, 1999
(expressed in U.S. dollars)

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]
--------------------------------------------------------------------------------
FEBRUARY 12, 2002



REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF
XL FINANCIAL ASSURANCE LTD.


In our opinion, the accompanying balance sheet and the related statements of income and comprehensive income, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of XL FINANCIAL ASSURANCE LTD at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the two years ended December 31, 2001 and for the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS
CHARTERED ACCOUNTANTS

XL FINANCIAL ASSURANCE LTD.
Balance Sheets
AS AT DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                          2001          2000
                                                            $             $
                                                      --------------------------
ASSETS:
Investments :
Fixed maturities, at fair value
  (amortized cost: 2001 - $418,904,214;
  2000 - $363,291,817)                                420,914,072    367,210,274
Short-term investments, at fair value
  (amortized cost: 2001 - $18,780,468;
  2000 - $19,239,330)                                  18,768,561     19,252,538
                                                      --------------------------
       Total investments available for sale           439,682,633    386,462,812

Cash and cash equivalents                              50,242,839     17,154,237
Accrued investment income                               3,088,280      3,576,509
Reinsurance balances receivable                        22,170,762      4,163,774
Deferred acquisition costs                             15,184,237      1,472,170
Prepaid reinsurance premiums                           10,965,592        467,500
Unpaid losses & loss expenses recoverable                 593,725             --
Amounts due from parent and affiliates                  1,523,216         41,744
Other assets                                               87,275         27,713
                                                      --------------------------
     TOTAL ASSETS                                     543,538,559    413,366,459
                                                      ==========================

LIABILITIES, REDEEMABLE PREFERRED SHARES
  AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued liabilities                1,767,661        470,304
Derivative liabilities                                 17,939,200             --
Deferred premium revenue                               83,755,805      8,329,921
Unpaid losses and loss expenses                        11,831,159      3,240,940
Reinsurance premiums payable                            4,863,196        385,000
Net payable for investments purchased                 122,314,835    118,670,894
Dividend payable on preferred shares                    1,931,720        834,246
                                                      --------------------------
     TOTAL LIABILITIES                                244,403,576    131,931,305
                                                      --------------------------

REDEEMABLE PREFERRED SHARES:
Redeemable preferred shares (par value of
  $120 per share; 10,000 shares authorized;
  363 issued and outstanding as at
  December 31, 2001 and 2000, respectively)                43,560         43,560
Additional paid-in capital                             38,956,440     38,956,440
                                                      --------------------------
     TOTAL REDEEMABLE PREFERRED SHARES                 39,000,000     39,000,000
                                                      --------------------------

SHAREHOLDERS' EQUITY:
Common shares (par value of $120 per share;
  10,000 shares authorized; 2,057 issued
  and outstanding as at December 31, 2001
  and 2000, respectively)                                 246,840        246,840
Additional paid-in capital                            220,653,160    220,653,160
Accumulated other comprehensive income                  1,997,951      3,931,665
Retained earnings                                      37,237,032     17,603,489
                                                      --------------------------
     TOTAL SHAREHOLDERS' EQUITY                       260,134,983    242,435,154
                                                      --------------------------

     TOTAL LIABILITIES, REDEEMABLE PREFERRED
       SHARES AND SHAREHOLDERS' EQUITY                543,538,559    413,366,459
                                                      ==========================

   The accompanying notes are an integral part of these financial statements.

XL FINANCIAL ASSURANCE LTD.
Statements of Income and Comprehensive Income
FOR THE YEARS ENDED  DECEMBER  31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                            2001          2000          1999
                                              $             $             $
                                         -------------------------------------

REVENUES :
Net  premiums earned                      29,354,131    11,559,399    2,450,255
Net investment income                     18,939,551     9,522,569    7,081,637
Net realized gains (losses)
  on investments                          11,096,125      (953,838)  (2,032,558)
Net realized and unrealized
  losses on derivative instruments       (16,589,202)           --           --
                                         -------------------------------------

      Total revenues                      42,800,605    20,128,130    7,499,334
                                         -------------------------------------
EXPENSES :
Losses and loss expenses                   7,483,527     2,763,068      477,872
Acquisition costs                          5,832,942     2,726,779      563,970
Operating expenses                         5,911,550     1,581,277      144,414
                                         -------------------------------------

      Total expenses                      19,228,019     7,071,124    1,186,256
                                         -------------------------------------

Net income before cumulative effect
  of accounting change                    23,572,586    13,057,006    6,313,078

Cumulative effect of accounting change    (1,349,998)           --           --
                                         --------------------------------------

Net income before dividends on
  preferred shares                        22,222,588    13,057,006    6,313,078

Dividends on preferred shares             (2,589,045)     (834,246)    (932,349)
                                         --------------------------------------

Net income for common shareholders        19,633,543    12,222,760    5,380,729
                                         ======================================

COMPREHENSIVE INCOME
    Net income for common shareholders    19,633,543    12,222,760    5,380,729

      Unrealized appreciation
        (depreciation) of investments      9,162,411     5,694,673   (4,749,404)
      Less: reclassification for gains
       (losses) realized in income        11,096,125      (953,838)  (2,032,558)
                                         --------------------------------------

Other comprehensive (loss) income         (1,933,714)    6,648,511   (2,716,846)
                                         --------------------------------------

    Comprehensive income                  17,699,829    18,871,271    2,663,883
                                         ======================================

   The accompanying notes are an integral part of these financial statements.

XL FINANCIAL ASSURANCE LTD.
Statements of Changes in Shareholders' Equity
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                          ADDITIONAL
                                                            PAID-IN
                                                           CAPITAL -       ACCUMULATED OTHER
                                          COMMON            COMMON           COMPREHENSIVE           RETAINED
                                          SHARES         SHAREHOLDERS        INCOME (LOSS)           EARNINGS         TOTAL
                                             $                 $                   $                    $               $
                                      -------------------------------------------------------------------------------------------
BALANCE, OCTOBER 14, 1998                         0                 0                    0                    0                0

Issuance of common shares                   102,000        84,798,000                                                 84,900,000

Net income for common shareholders
for the period                                                                                        5,380,729        5,380,729

Other comprehensive loss                                                        (2,716,846)                           (2,716,846)
                                      -------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999                  102,000        84,798,000           (2,716,846)           5,380,729       87,563,883

Issuance of common shares                   144,840       135,855,160                                                136,000,000

Net income for common shareholders
for the year                                                                                         12,222,760       12,222,760

Other comprehensive income                                                       6,648,511                             6,648,511
                                      -------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000                  246,840       220,653,160            3,931,665           17,603,489      242,435,154


Net income for common shareholders
for the year                                                                                         19,633,543       19,633,543

Other comprehensive loss                                                        (1,933,714)                           (1,933,714)
                                      -------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2001                  246,840       220,653,160            1,997,951           37,237,032      260,134,983
                                      ===========================================================================================

   The accompanying notes are an integral part of these financial statements.

XL FINANCIAL ASSURANCE LTD.
Statements of Cash Flows
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                 2001           2000           1999
                                                                   $              $              $
                                                          --------------------------------------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
   Net income for the year and period                         23,572,586     13,057,006      6,313,078
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Realized (gains) losses on investments                 (11,096,125)       953,838      2,032,558
      Net realized and unrealized (losses) gains
        on derivative instruments                             16,589,202             --             --
      Amortization of discount on fixed maturities              (991,409)      (848,229)      (325,725)
      Accrued investment income                                  488,229     (2,713,175)      (863,334)
      Reinsurance premiums receivable                        (18,006,988)     3,255,948     (7,419,722)
      Deferred acquisition costs                              (9,155,601)      (438,587)    (1,033,583)
      Prepaid reinsurance premiums                           (10,498,092)      (467,500)            --
      Unpaid losses & loss expenses recoverable                 (593,725)            --             --
      Amounts due from parent and affiliates                  (1,481,472)       185,015       (226,759)
      Other assets and liabilities                               (59,562)       (27,713)            --
      Accounts payable and accrued liabilities                 1,297,357        380,304         90,000
      Reinsurance premiums payable                             4,478,196        385,000             --
      Deferred premium revenue                                45,713,035      1,391,520      6,938,401
      Unpaid losses and loss expenses                          8,077,252      2,763,068        477,872
      Portfolio transfer                                      25,669,350             --             --
                                                          --------------------------------------------

      Total adjustments                                       50,429,647      4,819,489       (330,292)
                                                          --------------------------------------------

      Net cash provided by operating activities               74,002,233     17,876,495      5,982,786
                                                          --------------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES :
   Proceeds from sale of fixed maturities and
     short-term investments                                2,285,558,567    489,539,036    523,989,228
   Proceeds from redemption of fixed maturities
      and short-term investments                              18,959,285      2,150,000        747,565
   Purchase of fixed maturities and
      short-term investments                              (2,343,939,912)  (554,305,693)  (595,768,147)
                                                          --------------------------------------------

   Net cash used in investing activities                     (39,422,060)   (62,616,657)   (71,031,354)
                                                          --------------------------------------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES :
   Proceeds on issue of redeemable preferred shares                   --     24,000,000     19,900,000
   Redemption of redeemable preferred shares                          --             --     (4,900,000)
   Proceeds on issue of common shares                                 --      3,975,316     84,900,000
   Dividends paid on preferred shares                         (1,491,571)      (858,746)       (73,603)
                                                          --------------------------------------------

   Net cash used in financing activities                      (1,491,571)    27,116,570     99,826,397
                                                          --------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              33,088,602    (17,623,592)    34,777,829

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR AND PERIOD      17,154,237     34,777,829             --
                                                          --------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR AND PERIOD            50,242,839     17,154,237     34,777,829
                                                          ============================================

NON-CASH TRANSACTIONS - SEE NOTE 10

   The accompanying notes are an integral part of these financial statements.

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


1.   ORGANIZATION AND BUSINESS

XL Financial Assurance Ltd. (the "Company") was incorporated with limited liability under the Bermuda Companies Act 1981 on October 14, 1998 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations ("The Act"). At December 31, 2001 and 2000, the Company was approximately 85% owned by XL Insurance (Bermuda) Ltd (a wholly-owned subsidiary of XL Capital Ltd); 6% by FSA Insurance Company (a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd) and 9% by Financial Security Assurance International Ltd. (owned 20% by XL Insurance (Bermuda) Ltd and 80% by FSA Insurance Company). The Company is an integral part of a joint venture agreement between XL Capital Ltd and Financial Security Assurance Holdings Ltd.

The Company is primarily engaged in the business of providing reinsurance of financial guaranties on asset-backed and municipal obligations underwritten by XL Insurance (Bermuda) Ltd, FSA Insurance Company and XL Capital Assurance Inc. (a wholly-owned subsidiary of XL Capital Ltd) and other monoline and multiline insurance companies. This may be in the form of traditional financial guaranty insurance or via a credit default swap execution. The Company's underwriting policy is to provide reinsurance of asset-backed and municipal obligations that would be of a lower investment-grade quality without the benefit of the Company's reinsurance. The asset-backed obligations reinsured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgages loans, consumer or trade receivables, securities or other assets having ascertainable cash flows or market value. The municipal obligations reinsured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and of special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Reinsurance written by the Company guarantees payment when due of scheduled payments on an issuers' obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other such amounts due in accordance with the obligations' original payment schedule or, at its option, to pay such amounts on an accelerated basis. The Company conducts surveillance on its exposures to try and ensure early identification of any loss events. In addition, in the normal course of business, the Company seeks to reduce the loss that may arise from such events by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain comparative figures have been reclassified to conform with the current year's presentation.

                                                                             (1)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


PREMIUMS AND ACQUISITION COSTS

Up-front premiums written and assumed are earned on a pro-rata basis over the period the coverage is provided. Installment premiums are recorded as written when reported and earned over the related installment period, which is generally one year or less.

Deferred premium revenue represents the portion of reinsurance premiums written which is applicable to the unexpired terms of policies in force. When a policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by the Company, is recognized in income at that time.

Certain costs incurred, primarily relating to and varying with the production of new business, have been deferred. These costs include mostly ceding commissions paid to the insured. The Company considers the present value of future premiums under installment contracts written when determining the recoverability of deferred acquisition costs. The deferred acquisition costs are amortized over periods in which the related premiums are earned.

REINSURANCE

In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavourable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance premiums ceded are expensed and commissions recorded thereon are earned on a pro-rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded that is applicable to the unexpired term of policies in force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated unrecoverable reinsurance.

INVESTMENTS

All the Company's investments in fixed maturity securities are designated as available for sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from recognized pricing services or dealer quotes. Any resulting unrealized gains or losses are reflected as a separate component of shareholders' equity and included in other comprehensive income. Bond discount and premium are amortized on the effective yield method over the remaining terms of securities acquired. Short-term investments comprise securities with maturities equal to or greater than ninety days but less than one year. Short-term investments purchased with an original maturity of ninety days or less are classified as cash equivalents. All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of investments are determined on the basis of specific identification. Investment income is recognized when earned.


                                                                             (2)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


LOSSES AND LOSS EXPENSES

A case specific reserve for unpaid losses and loss expenses is recorded when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. The Company also maintains an incurred but not reported loss reserve, which is estimated by management from an actuarial analysis of earned premium, par amount outstanding, and other credit risk characteristics inherent in the demographics of the pooled exposures.

Management of the Company periodically re-evaluates its estimates for losses and loss expenses and establishes reserves that management believes are adequate to cover the ultimate net cost of claims. Estimates of loss and allocated loss expenses are subject to large potential errors of estimation, due to the fact that the ultimate dispositions of claims incurred prior to the financial statement date, whether reported or not, are subject to the outcome of events that have not yet occurred. Examples of these events include changes in the level of interest rates, changes in the rate of exchange of currency, currency inconvertibility or inability to withdraw funds held in a foreign country resulting from restrictions imposed by a government authority, and changes in the value of specific assets or commodities. Any estimate of future costs is subject to the inherent limitation on management's ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss expenses will vary, perhaps materially, from any estimate.

Management believes they have employed techniques and assumptions that are appropriate, and the conclusions contained herein are reasonable, given the information currently available. However, it should be recognized that future loss emergence will likely deviate, perhaps materially, from management's estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on updated actuarial review. Any such adjustments are reflected in income in the year in which the adjustments are made.

CASH AND CASH EQUIVALENTS

Cash equivalents include fixed interest deposits with a maturity of under 90 days when purchased.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of certain assets and liabilities are based on published market values, if available, or estimates of fair value of similar issues. Fair values are reported in notes 3 and 17.

DERIVATIVE INSTRUMENTS

The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (FAS 133) in June 1998. FAS 133, establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activity. It requires that an entity recognize all derivatives as either derivative assets or derivative liabilities in the balance sheet and measure those instruments at fair value. The Company adopted FAS 133, as amended, as of January 1, 2001. Credit default swaps issued by the Company meet the definition of a derivative under FAS 133. Effective January 1, 2001, the Company has recorded these products at management's estimate of fair value. In accordance with the transitional provisions of FAS 133, the Company recorded a transitional adjustment loss of $1,349,998 to

                                                                             (3)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


recognize the difference between the carrying values and the fair values of the credit default swaps as of the adoption date.

The Company considers credit default swaps to be financial guaranty contracts, in substance, and the Company has the intent to hold them to maturity. Therefore, the change in fair value is split between premiums, losses and loss expenses and net realized and unrealized (losses) gains on derivative instruments. The level of fair value adjustments is dependent upon a number of factors including changes in interest rates, credit spreads and other market factors.

The Company previously presented the net results from its credit default swaps in "other income". In addition, the unpaid loss and loss expenses on the credit default swaps were presented in "other liabilities" in the balance sheet. During the period, the Company elected to revise the presentation of its credit default swaps. Accordingly, the premiums, acquisition costs and losses and loss expenses on its credit default swaps are now included in the respective line items in the statement of income. In addition, the unpaid loss and loss expenses previously included in other liabilities is now included in unpaid loss and loss expenses in the balance sheet. This change in presentation has been retroactively applied. There was no impact on net income.

SPECIAL PURPOSE VEHICLES

The Company accounts for its investments in and relationships with special purpose vehicles in accordance with GAAP. The Company considers several factors to determine whether effective control exists. These factors include, but are not limited to, the initial equity investment made in the vehicle, the degree of exposure to the risks of the underlying assets and liabilities of the vehicle and the potential to benefit from the rewards. Those special purpose vehicles that the Company deems necessary to consolidate are consolidated. Those which the Company does not consider should be consolidated, are accounted for in accordance with the terms of the transactions and contractual agreements in place. At December 31, 2001, the Company has not consolidated any special purpose vehicles.

GAAP is potentially subject to change during 2002 and this accounting policy will be amended if necessary.

3.   INVESTMENTS

Net investment income is derived from the following sources:

                                          2001           2000           1999
                                      -----------------------------------------

Fixed maturities, short-term
  investments and cash and
  cash equivalents                    $19,499,516     $9,642,123     $7,258,213
                                      -----------------------------------------

Investment expenses                      (559,965)      (119,554)      (176,576)
                                      -----------------------------------------

Net investment income                 $18,939,551     $9,522,569     $7,081,637
                                      =========================================

                                                                             (4)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


Proceeds from sales of fixed maturity securities and short-term investments during the years and period ended December 31, 2001, 2000 and 1999 were $2,285,558,567, $489,539,036 and $523,989,228, respectively. Gross gains of
$49,587,916,   $8,134,354  and  $5,525,502  and  gross  losses  of  $38,491,791,
$9,088,192 and $7,558,060 were realized on these sales for the year and period ended December 31, 2001, 2000 and 1999, respectively. The amortized cost, market value and related unrealized gains (losses) of investments are as follows:

                                                       GROSS            GROSS
                                      AMORTIZED     UNREALIZED        UNREALIZED       MARKET
DECEMBER 31, 2001                       COST           GAINS            LOSSES          VALUE
------------------                  -------------------------------------------------------------
FIXED MATURITIES:
U.S. Government and
  Government agencies               $215,867,982    $ 2,035,270     $ (1,061,217)    $216,842,035
Corporate bonds                      172,247,520      2,740,725       (2,080,265)     172,907,980
Non-U.S. Sovereign
    Government bonds                  30,788,712        728,389         (353,044)      31,164,057
                                    -------------------------------------------------------------

    Total fixed maturities          $418,904,214    $ 5,504,384     $ (3,494,526)    $420,914,072
                                    =============================================================



SHORT-TERM INVESTMENTS :
U.S. Government and
  Government agencies               $  3,404,537    $     9,153     $    (27,002)    $  3,386,688
Corporate bonds                       14,646,766         24,501          (27,127)      14,644,140
Non-U.S. Sovereign
    Government bonds                     729,165          8,568               --          737,733
                                    -------------------------------------------------------------
    Total short-term investments    $ 18,780,468    $    42,222     $    (54,129)    $ 18,768,561
                                    =============================================================


                                                                             (5)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


                                                       GROSS         GROSS
                                      AMORTIZED     UNREALIZED     UNREALIZED       MARKET
DECEMBER 31, 2000                       COST           GAINS         LOSSES          VALUE
------------------                  ----------------------------------------------------------
FIXED MATURITIES:
U.S. Government and
  Government agencies               $218,131,247    $3,394,962    $  (197,578)    $221,328,631
Corporate bonds                      123,185,724     1,465,313     (1,573,180)     123,077,857
Non-U.S. Sovereign
    Government bonds                  21,974,846     1,063,249       (234,309)      22,803,786
                                    ----------------------------------------------------------

    Total fixed maturities          $363,291,817    $5,923,524    $(2,005,067)    $367,210,274
                                    ==========================================================

SHORT-TERM INVESTMENTS :
U.S. Government and
  Government agencies               $    536,587    $       --    $        --     $    536,587
Corporate bonds                       18,102,847        14,818         (1,114)      18,116,551
Non-U.S. Sovereign
    Government bonds                     599,896            --           (496)         599,400
                                    ----------------------------------------------------------

    Total short-term investments    $ 19,239,330    $   14,818    $    (1,610)    $ 19,252,538
                                    ==========================================================

Any unrealized depreciation in value considered by management to be other than temporary is charged to income in the period that it is determined. An other than temporary decline is also considered to occur in investments where there has been a sustained reduction in market value and the Company has considered any mitigating factors. For the year ended December 31, 2001, no provision for declines in fair value considered to be other than temporary was deemed necessary.

The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                             DECEMBER 31, 2001                   DECEMBER 31, 2000
                                        AMORTIZED          MARKET            AMORTIZED         MARKET
                                          COST              VALUE              COST             VALUE
                                       -------------------------------  --------------------------------
Due after 1 year through 5 years      $ 62,678,401      $ 62,710,167      $ 57,533,176      $ 57,745,933
Due after 5 through 10 years            63,019,437        63,494,141        56,089,670        56,857,148
Due after 10 through 15 years            8,392,233         8,512,902        12,056,308        11,891,879
Due after 15 years                      80,226,663        80,708,781        86,679,983        88,321,254
Mortgage-backed investments            204,587,480       205,488,081       150,932,680       152,394,060
                                       -------------------------------  --------------------------------

     Total fixed maturities           $418,904,214      $420,914,072      $363,291,817      $367,210,274
                                       ===============================  ================================


                                                                             (6)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


4.   PORTFOLIO TRANSFER AND PRINCIPAL AMOUNTS REINSURED

During 2000, the Company assumed certain risks from XL Insurance (Bermuda) Ltd. Effective January 1, 2001 the Company entered into a portfolio transfer arrangement to assume these risks directly. As part of that arrangement, the existing reinsurance contracts between the Company and XL Insurance (Bermuda) Ltd were no longer required and were cancelled. Net deferred premium revenue of $29,712,849, net deferred acquisition costs of $4,556,466, net unpaid loss and loss expenses of $512,967 and cash of $25,669,350 have been transferred to the Company. The effect of the portfolio transfer was to increase the principal amounts reinsured from $5.374 billion at December 31, 2000 to $10.393 billion as at January 1, 2001.

5.   DEFERRED ACQUISITION COSTS

Acquisition costs deferred for amortization against future income and related amortization charged to expenses are as follows:

                                                     2001               2000
                                                 ------------------------------

Balance, beginning of year                         1,472,170          1,033,583
Costs deferred during the year:
      Assumed commission expense                  18,697,519          3,253,585
      Ceding commission income                    (3,708,976)           (88,219)
      Portfolio transfer (note 4)                  4,556,466                 --
                                                 ------------------------------
           Total                                  19,545,009          3,165,366

Costs amortized during the year                   (5,832,942)        (2,726,779)
                                                 ------------------------------

Balance end of year                               15,184,237          1,472,170
                                                 ==============================


                                                                             (7)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


6.   UNPAID LOSSES AND LOSS EXPENSES

The Company's liability for losses and loss expenses consists entirely of a reserve for losses incurred but not reported. Activity in the liability for losses and loss expenses was as follows:

                                             2001           2000         1999
                                         ---------------------------------------

Unpaid losses and loss expenses
  at beginning of year                   $ 3,240,940     $  477,872     $     --
                                         ---------------------------------------
Losses and loss expenses incurred
  in respect of losses occurring in:
    Current year                           7,483,527        680,631      477,872
    Prior year                                    --             --           --
                                         ---------------------------------------

    Total                                  7,483,527        680,631      477,872
                                         ---------------------------------------

Portfolio Transfer (note 4)                  512,967             --           --
                                         ---------------------------------------

Re-presentation of loss reserves
  on credit default swaps (note 2)                --      2,082,437           --
                                         ---------------------------------------

Losses and loss expenses paid                     --             --           --
                                         ---------------------------------------
Unpaid losses and loss expenses
  at end of year (net of
  reinsurance 2001: $593,725 - 2000:
  $nil - 1999: $nil)                     $11,237,434     $3,240,940     $477,872
                                         =======================================


7.   PREMIUMS AND REINSURANCE

The Company utilizes reinsurance agreements principally to increase aggregate capacity and to reduce the risk of loss on business assumed. The Company's reinsurance agreements provide for recovery of a portion of losses and loss expenses from reinsurers and reinsurance recoverables are recorded as assets. The Company is liable if the reinsurers are unable to satisfy their obligations under the agreements. The effect of reinsurance activity on premiums written and earned is shown below:

                                         2001            2000           1999
                                    -------------------------------------------

Reinsurance premiums assumed        $ 74,672,749    $ 12,993,419    $ 9,388,656
Direct premiums written                3,285,568              --             --
Reinsurance premiums ceded           (13,389,243)       (510,000)            --
                                    -------------------------------------------

Net  premiums assumed                 64,569,074      12,483,419      9,388,656
Change in deferred premiums
  and prepaid reinsurance premiums   (35,214,943)       (924,020)    (6,938,401)
                                    -------------------------------------------

Net reinsurance premiums earned     $ 29,354,131    $ 11,559,399    $ 2,450,255
                                    ===========================================

                                                                             (8)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


During the years and period ended December 31, 2001, 2000 and 1999 the Company assumed premiums of $18,518,693, $3,306,405 and $8,892,903, respectively, from XL Insurance (Bermuda) Ltd. In addition, the Company assumed premiums of $8,758,641, $1,207,267 and $495,753, respectively, from FSA Insurance Company. During the years and period ended December 31, 2001, 2000 and 1999, the Company assumed premiums of $46,909,256, $23,975 and $nil, respectively, from XL Capital Assurance Inc.

The Company has deferred premium revenue of $6,636,199 and $8,329,921 as at December 31, 2001 and 2000, respectively, from XL Insurance (Bermuda) Ltd. In addition, the Company has deferred premium revenue of $40,383,852 and $nil as at December 31, 2001 and 2000, respectively, from XL Capital Assurance Inc. Deferred premium revenue assumed from FSA Insurance Company as at December 31, 2001 and 2000 was $36,735,754 and $nil, respectively.

As of December 31, 2001 and 2000 the Company had premiums receivable (net of ceding commission) of $5,096,119 and $4,020,104, respectively, from XL Insurance (Bermuda) Ltd; $309,650 and $126,887, respectively, from FSA Insurance Company; and $16,764,993 and $16,783, respectively, from XL Capital Assurance Inc.

As of December 31, 2001 and 2000 the Company had reinsurance premiums payable (net of ceding commission) of $3,374,420 and $nil, respectively, due to XL Insurance Company.

Included in operating expenses at December 31, 2001, 2000 and 1999 was $50,000, $50,000 and $58,000, respectively for consultancy services provided to the Company from FSA Insurance Company and Financial Security Assurance International Ltd.


8.   LETTERS OF CREDIT

XL Capital Ltd, the ultimate parent of the Company, has established a letter of credit facility with a syndicate of commercial banks. Letters of credit issued under this facility are unsecured. Letters of credit totaling $66,400,027 and $554,861 related to the Company were outstanding as of December 31, 2001 and 2000, respectively.


9.    DERIVATIVE INSTRUMENTS

The following table summarizes the change in fair value recognized in income for the year ended December 31, 2001.


Net premiums earned                                                  11,039,330

Losses and loss expenses                                             (2,759,833)
Net realized and unrealized (losses) gains on
  derivative instruments                                            (16,589,202)
                                                                    -----------

      Total fair value adjustment                                    (8,309,705)
                                                                    ===========

Credit default swaps issued by the Company meet the definition of a derivative under FAS 133. Effective January 1, 2001, the Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure of the transaction. The Company considers credit default swaps to be, in substance, financial guaranty contracts as the Company has the intent to hold them to maturity. The change resulting from movement in credit spreads is unrealized as the credit default swaps are not traded to realize this value and is

                                                                             (9)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


included in net unrealized gains and losses on derivatives. Other elements of the change in fair value are based on pricing established at the inception of the contract.

Credit default swaps generally enhance a synthetic portfolio of securities. The credit ratings of the underlying securities vary and a single rating is calculated for the portfolio at the inception of the transaction by an independent agency. In order to effectively price and market the transaction, different tranches are modeled for the purpose of assigning credit ratings based upon the level of subordination. Generally, a primary layer is created to enable the originator of the transaction to participate in the risks. The Company generally participates in senior or rated tranches of a risk.

Credit default swaps where the Company participates in the rated tranche are considered, in substance, financial guaranty transactions as the Company intends to hold them to maturity. The rated tranches are therefore fair valued using changes in credit spreads to reflect current market conditions. The Company will also consider the characteristics and credit ratings of the underlying portfolio in order to apply the model to obtain an estimate of fair value. The change in fair value recorded for the rated tranches as of December 31, 2001 was a loss of $8.3 million. In accordance with FAS 133, the Company recorded a transition adjustment to recognize the difference between the carrying values and the fair values of the credit default swaps at January 1, 2001.


10.   SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED SHARES

The Company was initially incorporated with an authorized share capital of $120,000 comprising 1,000 common shares of a par value $120 each. These shares were issued to XL Insurance (Bermuda) Ltd on October 28, 1998. On November 3, 1998 the Company increased its authorized capital to $2,400,000 divided into 10,000 common shares of a par value $120 each and 10,000 cumulative participating voting redeemable preferred shares ("Redeemable Preferred Shares") of par value $120 each. Immediately thereafter, the Company issued 200 Redeemable Preferred Shares to FSA Insurance Company for a consideration of $99,500 each and issued 800 common shares to XL Insurance (Bermuda) Ltd for a consideration of $100,000 each. Thereafter, the initial 1,000 common shares were repurchased pursuant to a share repurchase agreement at par. On February 3, 1999 the Company repurchased 50 Redeemable Preferred Shares for a consideration of $98,000 each from FSA Insurance Company. Simultaneously, the Company issued an additional 50 common shares to XL Insurance (Bermuda) Ltd for a consideration of $100,000 each, of which 98% ($4,900,000) was paid.

On December 6, 2000 the Company, pursuant to a share subscription agreement, issued an additional 213 Redeemable Preferred Shares for a cash consideration of $24,000,000 to Financial Security Assurance International Ltd. and an additional 1,207 Common Shares for a consideration of $136,000,000 to XL Insurance (Bermuda) Ltd. The consideration in respect of the Common Shares was settled in part with fixed maturity securities with a fair market value of $132,024,684. The remainder was settled with cash.

The holder of the Common Shares is entitled to three votes per share and to such dividends as the Board of Directors may from time to time declare. In the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the Common Shareholder shall be entitled to the surplus assets of the Company remaining after distributions to the Redeemable Preferred Shareholder.


                                                                            (10)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


The holders of the Redeemable Preferred Shares are entitled to one vote per share and are entitled to receive a 5% Fixed Dividend on the amount initially paid for the Redeemable Preferred Shares, plus, a participating dividend, the formula for which was defined in the Company's By-Laws in 2001 and applied retroactively to 2000. No participating dividend was payable in respect of the period ended December 31, 1999.

At any time, the Redeemable Preferred Shares are redeemable by the Company in whole but not in part at its sole option at a redemption price equal to the sum of (i) the fair market value of such Redeemable Preferred Shares, subject to the Cap (maximum calculated rate return of 19%) and the Floor (minimum calculated rate return of 8%), plus (ii) the excess, if any, of (A) 91.5% of the Company's Earnings, if any, in the fiscal year in which the date of redemption occurs up to the date of the redemption, as calculated by the Company over (B) Total Dividends paid to the Redeemable Preferred Shareholders in such fiscal year; provided that the sum of the accreted value of all distributions to Redeemable Preferred Shareholders plus the redemption price shall not exceed 15% of the sum of the accreted value of all distributions plus the aggregate fair market value of the capital stock of the Company. At any time after the tenth anniversary of the date of the initial issue, the Preferred Shares are redeemable in whole but not in part at the election of the Preferred Shareholders at their sole option at a redemption price equal to fair market value provided that the sum of the accreted value of all distributions to Redeemable Preferred Shareholders plus the redemption price shall not exceed 15% of the sum of the accreted value of all distributions plus the aggregate fair market value of the capital stock of the Company. The fair market value for redemption purposes shall be determined by mutual agreement of both Preferred and Common Shareholders.

In the event of a winding-up or dissolution of the Company whether voluntary or involuntary or for the purposes of a reorganization or otherwise, or upon any distribution of capital, the Redeemable Preferred Shareholders shall be entitled, to the extent of the availability of assets of the Company and in priority to the Common Shareholders, to receive an amount (the "Dissolution Amount") equal to the sum of (i) the amount initially paid for the Redeemable Preferred Shares, (ii) additional capital contributions paid by the Redeemable Preferred Shareholders, (iii) any accrued and unpaid Fixed Dividends and (iv) 91.5% of cumulative Earnings of the Company from inception through the date of distribution less the amount of Earnings distributed to the Redeemable Preferred Shares during such period, provided that the sum of the accreted value of all distributions to Redeemable Preferred Shareholders plus the Dissolution Amount shall not exceed 15% of the sum of the accreted value of all distributions to all shareholders plus the aggregate fair market value of the capital stock of the Company and provided further that the Redeemable Preferred Shareholders shall not be entitled to any further or other right of participation in the assets of the Company.


11.  DIVIDENDS

During the year and period ended December 31, 2001, 2000 and 1999, fixed dividends of $1,950,000, $834,246 and $932,349, respectively, were accrued on the Redeemable Preferred Shares. In addition to the regular fixed 5% dividend, the participating preferred shareholders are subject to receive a participating dividend calculated based on strict guidelines as established in the Company's Bye-laws. These guidelines were formally ratified at a Board of Directors meeting held on April 27, 2001 and were retroactively applied to the fiscal year 2000. Accordingly, at that date a participating dividend of $639,045 was calculated for the fiscal year 2000 and paid. No amount for the fiscal year 2001 has been accrued at December 31, 2001, as preliminary information indicates that the criteria for paying a participating dividend will not be met.


                                                                            (11)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


12.  TAXATION

Bermuda presently imposes no income tax, withholding tax or capital gains taxes and the Company is exempted until March 2016 from any such future taxes pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, and Amended Act 1987.


13.  STATUTORY FINANCIAL DATA

Under The Act, the company is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Act also requires the company to meet certain minimum capital and surplus requirements. To satisfy these requirements, the Company was required to maintain a minimum level of statutory capital and surplus of $9.9 million, $2.2 million and $1.7 million at December 31, 2001, 2000 and 1999, respectively. The Company's statutory capital and surplus at December 31, 2001, 2000 and 1999 was $283.9 million, $279.8 million and $101.5 million, respectively, of which $259.9 million, $259.9 million and $99.9 million, respectively, is represented by share capital and additional paid-in capital, and accordingly there is no restriction on the payment of dividends to shareholders from retained earnings.

The Company is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets are not less than 75% of the amount of its relevant liabilities. At December 31, 2001, 2000 and 1999, the Company was required to maintain relevant assets of at least $161.1 million, $98.7 million and $6.3 million, respectively. At those dates relevant assets were approximately $515.2 million, $411.4 million and $126.7 million, respectively, and the minimum liquidity ratio was therefore met.

The primary difference between statutory net income and statutory capital and surplus for the Company as shown above, and net income and shareholder's equity presented in accordance with generally accepted accounting principles are deferred acquisition costs.


14.  RETIREMENT PLANS

The Company maintains a defined contribution plan. Plan assets are invested principally in equity securities and fixed maturities.

The plan is managed externally and employees and the Company contribute a certain percentage of the employee's gross salary into the plan each month. The Company's contribution generally vests over 5 years. The Company's expenses for its defined contribution plan were $193,260, $55,763 and nil for the years and period ended December 31, 2001, 2000 and 1999, respectively.


15.  AMOUNTS DUE FROM PARENT AND AFFILIATES

Amounts due from XL Insurance (Bermuda) Ltd and affiliates of the Company are interest free and have no set terms of repayment. The balances arise as a result of the Company's operating activities.


                                                                            (12)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


16.  OUTSTANDING EXPOSURE AND COLLATERAL

The Company's policies reinsure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount reinsured (in millions) as of December 31, 2001 and 2000 and the terms to maturity are as follows:

                                         DECEMBER 31, 2001                        DECEMBER 31, 2001
                                 ASSET-BACKED           ASSET-BACKED         MUNICIPAL             MUNICIPAL
TERMS TO MATURITY             OBLIGATIONS GROSS       OBLIGATIONS NET          GROSS                  NET
                              ------------------------------------------------------------------------------
0 to 5 Years                        5,969                 5,459                  302                  281
5 to 10 Years                       2,641                 2,189                  286                  247
10 to 15 Years                      1,922                 1,887                  351                  338
15 to 20 Years                      1,771                 1,771                  982                  652
20 Years and Above                    757                   647                2,433                2,205
                              ------------------------------------------------------------------------------

              Total                13,060                11,953                4,354                3,723
                              ==============================================================================

                                         DECEMBER 31, 2000                        DECEMBER 31, 2000
                                 ASSET-BACKED           ASSET-BACKED         MUNICIPAL             MUNICIPAL
TERMS TO MATURITY             OBLIGATIONS GROSS       OBLIGATIONS NET          GROSS                  NET
                              ------------------------------------------------------------------------------
0 to 5 Years                        3,185                 3,185                   --                   --
5 to 10 Years                         341                   341                  250                  250
10 to 15 Years                      1,335                 1,335                  171                  171
15 to 20 Years                         --                    --                   37                   37
20 Years and Above                     --                    --                   55                   55
                              ------------------------------------------------------------------------------
              Total                 4,861                 4,861                  513                  513
                              ==============================================================================

The Company limits its exposure to losses from writing financial guaranties by underwriting investment-grade obligations and diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations. The gross principal amounts of reinsured obligations in the asset-backed reinsured portfolio are backed by the following types of collateral (in millions):


                                                                            (13)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                    DECEMBER 31, 2001     DECEMBER 31, 2001    DECEMBER 31, 2000    DECEMBER 31, 2000
TYPES OF COLLATERAL                       GROSS                  NET                 GROSS                 NET
                                    ---------------------------------------------------------------------------------
Collateralized debt                       8,003                 8,003                3,347                3,347
Corporate assets                          2,760                 1,906                  774                  774
Consumer assets                           2,297                 2,044                  740                  740
                                    ---------------------------------------------------------------------------------

  Total asset-backed obligations         13,060                11,953                4,861                4,861
                                    =================================================================================

In its asset-backed business, the Company considers its overall geographic concentration as a factor in underwriting reinsurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. In writing reinsurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry.

The Company seeks to maintain a diversified portfolio of reinsured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state and territory of the United States, those states and territories in which municipalities located therein issued an aggregate of 2% or more of the Company's par amount outstanding of reinsured municipal securities as of December 31, 2001 and 2000 (in millions):


2001                                 PAR AMOUNT OUTSTANDING     PERCENT OF TOTAL
                                     -------------------------------------------

        STATE/TERRITORY               GROSS            NET            NET
----------------------------------   -------------------------------------------

New York                              1,724           1,327           35.6%
Puerto Rico                             557             467           12.5%
California                              399             324            8.7%
New Jersey                              229             229            6.2%
District of Columbia                    115             115            3.1%
Massachussetts                           94              73            2.0%

Other  U.S. states                      848             848           22.8%
International                           388             340            9.1%
                                     -------------------------------------------

       Total                          4,354           3,723          100.0%
                                     ===========================================


                                                                            (14)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


2000                                 PAR AMOUNT OUTSTANDING     PERCENT OF TOTAL
                                     -------------------------------------------

        STATE/TERRITORY               GROSS            NET            NET
----------------------------------   -------------------------------------------

Puerto Rico                            188             188           36.6%
New York                               177             177           34.5%
New Jersey                             112             112           21.9%
District of Columbia                    25              25            4.9%
Texas                                   11              11            2.1%
                                     -------------------------------------------

                   Total               513             513           100.0%
                                     ===========================================


17.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair values have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed maturities and Short-term investments - The carrying amount represents fair value. The fair value is based upon quoted market prices.

Cash and cash equivalents, receivables for investments sold and payables for investments purchased - The carrying amounts approximate fair value because of the short maturity term of these instruments.

Deferred premium revenue - The carrying amount of deferred premium revenue, represents the Company's future premium revenue on policies where the premium was received at the inception of the reinsurance contract. The fair value of deferred premium revenue is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the remaining term of the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the reinsurance contract.

Installment premiums - Consistent with industry practice, there is no carrying amount for future installment premiums since the Company will receive premiums on an installment basis over the term of the reinsurance contract.

Similar to deferred premium revenue premiums, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the remaining term of the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the reinsurance contract. At December 31, 2001 and 2000, the fair value of such installment premiums was approximately $138.7 million and $48.6 million, respectively.


                                                                            (15)

XL FINANCIAL ASSURANCE LTD.
Notes to Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
OCTOBER 14, 1998 TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


Unpaid losses and loss expenses - The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's reinsured portfolio.

                                                         2001                                   2000
                                             -------------------------------       ------------------------------

                                               CARRYING         ESTIMATED            CARRYING          ESTIMATED
                                                VALUE           FAIR VALUE            VALUE           FAIR VALUE
                                                  $                  $                  $                  $
                                             -----------        -----------        -----------        -----------
ASSETS

Fixed maturities                             420,914,072        420,914,072        367,210,274        367,210,274

Short-term investments                        18,768,561         18,768,561         19,252,538         19,252,538

Cash and cash equivalents                     50,242,839         50,242,839         17,154,237         17,154,237

LIABILITIES


Deferred premium revenue                      83,755,805         83,755,805          8,329,921          8,329,921

Unpaid losses and loss expenses               11,831,159         11,831,159          3,240,940          3,240,940
Net payable for investments purchased        122,314,835        122,314,835        118,670,894        118,670,894

OFF BALANCE SHEET INSTRUMENTS

Installment premiums                                  --        138,748,877                 --         48,575,919


18.   UNAUDITED QUARTERLY FINANCIAL INFORMATION

The following is a summary of the unaudited quarterly financial data for 2001 and 2000.

2001 (IN THOUSANDS)           FIRST    SECOND     THIRD     FOURTH     FULL YEAR

Gross premiums written       10,923    12,554    18,643     35,838     77,958
Net premiums written         10,923    12,421    14,601     26,624     64,569
Net premiums earned           5,557     9,094     3,585     11,118     29,354
Net investment income         4,786     4,875     4,736      4,543     18,940
Loss and loss expenses          574     1,240     2,855      2,815      7,484
Net income (loss)            13,269     6,921     5,593     (3,561)    22,222

2000 (IN THOUSANDS)           FIRST    SECOND     THIRD     FOURTH     FULL YEAR

Gross premiums written        3,897     2,163     3,118      3,815     12,993
Net premiums written          3,897     2,163     3,118      3,305     12,483
Net premiums earned           2,212     2,543     2,979      3,825     11,559
Net investment income         1,781     2,029     2,371      3,342      9,523
Loss and loss expenses          460       639       749        915      2,763
Net income                    1,744     3,071     3,603      4,639     13,057


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